EXHIBIT 10.7


             SECOND AMENDED AND RESTATED AGREEMENT FOR THE PROVISION

                     OF FIBER OPTIC FACILITIES AND SERVICES

                                     BETWEEN

                      NORTHEAST UTILITIES SERVICE COMPANY,

                    THE CONNECTICUT LIGHT AND POWER COMPANY,

                     WESTERN MASSACHUSETTS ELECTRIC COMPANY,

                    PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

                                       AND

                                NEON OPTICA, INC.

                           AS SUCCESSOR IN INTEREST TO

                                    NECOM LLC

                                      AS OF

                                DECEMBER 23, 2002

         AMENDING AND RESTATING AGREEMENT DATED AS OF FEBRUARY 27, 1998

                                    PHASE TWO



                                                                    CONFIDENTIAL

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             SECOND AMENDED AND RESTATED AGREEMENT FOR THE PROVISION
                                       OF
                       FIBER OPTIC FACILITIES AND SERVICES

1. PREAMBLE

This Second Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services - Phase 2 (this "Agreement") is entered into as of December 23, 2002 between Northeast Utilities Service Company, a specially chartered Connecticut corporation, The Connecticut Light and Power Company, a Connecticut corporation, Western Massachusetts Electric Company, a Massachusetts corporation, and Public Service Company of New Hampshire, a New Hampshire corporation, (collectively, "NU") and NEON Optica, Inc., a Delaware corporation, as successors in interest to NECOM LLC ("NECOM" and as succeeded in interest by NEON Optica, Inc., referred to herein as "NEON Optica").

2. RECITALS

2.1 WHEREAS, the parties have entered into an Agreement for the Provision of Fiber Optic Facilities and Services - Phase Two dated as of February 27, 1998 (the "Phase 2 Agreement") and wish to amend and restate it for the purposes set forth herein; and

2.2 WHEREAS, NU is the owner of transmission structures, subtransmission structures, conduits, and associated civil works ("Structures") and has certain rights to use easements and/or rights of way within which the Structures are located in the State of Connecticut, the Commonwealth of Massachusetts, the State of Maine and the State of New Hampshire as part of NU's electric transmission system; and

2.2 WHEREAS, NEON Optica seeks to use certain of the Structures to install a fiber optic cable which will consist of not less than 48 and not more than 144 singlemode fiber optic filaments, at least 36 of which will be used by NEON Optica for its communication system and 12 of which will be used by NU for its communication system or otherwise as permitted by this Agreement; and

2.3 WHEREAS, NU is willing to permit the use of certain of its Structures for the purposes described in clause 2.2 in exchange for title to the Cable as and to the extent set forth in Sections 15.1 and 15.2, and the ownership and use of 12 singlemode fiber optic filaments and the payment of certain annual fees; and

2.4 WHEREAS, NU and FiveCom, Inc., a Massachusetts corporation ("FiveCom") entered into an Agreement for the Provision of Fiber Optic Facilities and Services dated September 27, 1994 (the "1994 Agreement"); and

2.5 WHEREAS, the 1994 Agreement was amended pursuant to letter agreement among NU and FiveCom dated February 23, 1996 (the 1994 Agreement as so amended is herein called the "Prior Agreement"); and

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2.6 WHEREAS, the rights and obligations of FiveCom under the Prior Agreement were assigned to NECOM by an Assignment and Assumption Agreement dated as of May 23, 1996; and

2.7 WHEREAS, NECOM and NU amended the Prior Agreement by entering into an Amended and Restated Agreement for the Provision of Fiber Optic Facilities and Services - Phase One, dated as of February 27, 1998 (the "1998 Amended Agreement" or "Phase 1 Agreement"); that governs the installation of Cable, hereinafter defined, that occurs before the date of execution of the Phase 2 Agreement); and

2.8 WHEREAS, in order for NECOM to obtain financing for continued development of NEON on the Route, NECOM's lenders required that NECOM have not only the indefeasible right of use for NEON but also hold legal title to the portions of NEON in Cable that is installed on or after the date of the 1998 Amended Agreement; and

2.9 WHEREAS, the parties agreed to an arrangement by which it is not detrimental to NU that legal title to the portions of NEON in Cable that is installed on or after the date of the 1998 Amended Agreement and not reflected on Exhibit 2.7 to the 1998 Amended Agreement be vested in NECOM, and entered into the Phase 2 Agreement that governs the installation of Cable, as hereinafter defined, that occurs after the date of execution of such agreement; and

2.10 WHEREAS, the continued effectiveness of the Phase 2 Agreement and installation of the Cable is advantageous to the parties, and that one of the benefits to NU is the expansion of NUNet at the expense of NEON Optica; and

2.11 WHEREAS, pursuant to a corporate reorganization, NEON Optica, Inc. has become the successor in interest to NECOM; and

2.12 WHEREAS, NEON Optica filed voluntary Chapter 11 bankruptcy petitions for reorganization pursuant to title 11, Chapter 11 of the United States Code, in which the parties have entered into a letter agreement dated June 5, 2002 (the "June 2002 Letter Agreement") agreeing to further amend the Phase 1 Agreement and the Phase 2 Agreement; and

2.13 WHEREAS, NU and NEON Optica have entered into an Amendment and Restatement of the Phase 1 Agreement dated the date hereof (the "2002 Phase 1 Agreement"); and

2.14 WHEREAS, NU and NEON Communications, Inc. have entered into a Common Stock Purchase Agreement as of the date hereof (the "Common Stock Purchase Agreement"); and

2.15 WHEREAS, NU and NEON Optica wish to amend and restate the Phase 2 Agreement to incorporate the terms and conditions contained in the June 2002 Letter Agreement;

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions contained in this Agreement, the parties agree as follows:

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3. DEFINITIONS

3.1 Activation Date - The date on which the Cable on a Route Segment is accepted by the parties as operational in accordance with the acceptance specifications set forth in Exhibit 3.31.

3.2 Actual Cost - Reasonable direct cost plus appropriate overhead cost but without other mark-up or profit.

3.3 Annual Fee - See Section 22.1.

3.4 Cable - Fiber optic filaments consisting of either NUNet, NEON, or both, and any suitable core, jacketing or sheath.

3.5 Cable Accessories - The attachment and suspension hardware, splice closures and other components necessary either for the placement of the Cable or for the continuity of the fiber filaments within the Cable but excluding antennas or other communication devices whether or not attached to the Structures or to the Cable.

3.6 Claims -See Section 33.1.

3.7 Demarcation Point -See Section 9.1.

3.8 Ending Date -See Section 21.1.

3.9 Equipment - The power equipment, electronic and optronic equipment, including, without limitation, repeaters, junctions, patch panels, alarm monitoring equipment and other equipment necessary to provide a network of fiber optic transmission capacity located on the network side of the Demarcation Point. The word "equipment" when not capitalized, refers to equipment of any type.

3.10 Favored Customer Rates - See Section 16.3.

3.11 Force Majeure Events -See Section 23.1.

3.12 Indefeasible Right of Use (or IRU) - An indefeasible right of use, for the use of NEON in accordance with the purposes described herein, in NU's Structures, Space and the Route, as set forth in Section 4.1, including without limitation, all of the rights and privileges of an Indefeasible Right of Use as generally understood and interpreted in the communications industry as an exclusive ownership right relating to communication transmission capacities and facilities.

3.12 IRU Option- See Section 4.1B

3.13 IRU ROFR - See Section 4.1C

3.14 NEON Optica - See Section 1.

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3.15 NEON Optica's Space - Floor space to be provided to NEON Optica by NU, as available in the sole judgment of NU, in existing facilities or in New Buildings of NU along the Route for the placement of Equipment to be used solely in connection with NEON.

3.16 "NEON Optica's Total Route Miles" - The sum of all miles traversed by one or more fibers owned, leased, controlled through indefeasible rights of use, or otherwise under the control of NEON Optica for normal, commercial operating purposes.

3.17 NU - See Section 1.

3.18 NU's Space - Floor space to be provided to NU by NEON Optica in New Buildings or facilities of NEON Optica for the placement of Equipment to be used solely in connection with NUNet.

3.19 NU's Territory - The geographical areas where NU provides retail or wholesale electric service; owns or operates electric transmission facilities or, has obtained rights, interests or permissions which would allow the Cable to be installed in such areas.

3.20 In Service Date - A date after the Activation Date when the NEON fibers are transmitting light from a revenue producing customer including, without limitation, NU.

3.21 Make Ready Work - See Section 7.1.

3.22 NEON Network - The fiber optic filaments in the Cable (other than the 12 fiber optic filaments to be used by NU as NUNet), NEON Optica's Equipment and NEON Optica's Space.

3.23 Network Addition - Any subsequent NU designated Route Segment not initially included in the Route.

3.24 New Buildings - Buildings and shelters, including repeater housings that are to be constructed, erected or positioned on real property to house NEON Optica's and/or NU's Equipment of which either NU or NEON Optica is the fee simple owner or lessee.

3.25 NUNet - Twelve fiber optic filaments in one or more single color-coded tubes within the Cable, NU's Equipment and NU's Space.

3.26 Periodic Inspection - The inspections conducted at irregular intervals by NU on all or portions of the Route for the sole purpose of determining that NEON Optica's occupancies of NU's property is as authorized and is maintained in conformance with the terms and conditions contained in this Agreement.

3.27 Program Managers -See Section 14.1.

3.28 Proprietary Information - See Section 24.1.

3.29 Route - That portion of NU's transmission route designated in Exhibit 3.30 to this Agreement, as it may be amended from time to time by written agreement of the parties.

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3.30 Route Segment - A portion of the Route between any two of the numbered points set forth in EXHIBIT 3.30.

3.31 Specifications - The acceptance and performance specifications for the Cable set forth in EXHIBIT 3.31.

3.32 Structures - See Section 2.1.

3.33 Term - See Section 21.1.

3.34 Third Party - Any party, person or entity that is not a signatory to this Agreement or an affiliate (as that term is defined under the Securities Act of 1933, as amended) of a signatory and any party, person, or entity that is not a successor or permitted assignee of the signatories hereto.

4. NEON Optica's RIGHT OF USE; OBLIGATION TO BUILD

4.1 RIGHT OF USE. The parties will install, or cause to be installed, the Cable in accordance with the provisions of this Agreement. Upon installation on or after February 27, 1998 with respect to the Cable on a Route Segment or alternate path, NEON Optica shall have an Indefeasible Right of Use, for the purposes described herein, in that Route Segment or alternate path and in NU's Structures and Space for the operation of the NEON Network, for the Term defined in Section 21.1 and on the terms and subject to the conditions set forth herein.

4.1A [Intentionally Omitted]

4.1B IRU OPTION. NU hereby grants to NEON Optica an option, through June 30, 2005, for an IRU ("IRU Option") in up to 8 fibers on NUNet, where available in light of NU's reasonably foreseeable service needs and the rights of third parties in existence at the time or times such IRU Option is exercised. Until NEON Optica exercises its IRU Option with respect to any portion of NUNet, NU will, subject to the IRU ROFR described in the next paragraph below, be able to grant rights therein, including IRUs for any duration and subject to any terms, to third parties without restriction as may be permissible hereunder. If the parties cannot agree on the terms or price for such IRU's, such open issues shall be resolved pursuant to Section 38 hereof.

4.1C IRU RIGHT OF FIRST REFUSAL. NU also grants to NEON Optica a right of first refusal ("IRU ROFR"), through June 30, 2010, to obtain IRUs in all fiber optic filament which it owns or otherwise controls or subsequently builds, obtains or otherwise controls. In the event that NU receives a bona fide offer for any such fibers, then NU shall provide written notice to NEON Optica of such offer providing reasonable details thereof. To exercise its IRU ROFR, NEON Optica must provide written notice to NU within 30 days of receipt of the written notice from NU indicating that NEON Optica is willing to (a) provide comparable or better terms, and (b) pay not less than 105% of the alternative offer.

4.1D IRU NOT EXERCISED. Should NEON Optica not consummate the acquisition of fiber optic filaments through either an exercised IRU Option or an IRU ROFR within 30 days after providing notice to NU of NEON Optica's desire to exercise such option or right, the affected fibers will thereafter be free from such rights of NEON Optica.

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

4.1E NON-NUNET FIBERS. IRUs obtained by NEON Optica through exercise of either the IRU Option or the IRU ROFR shall, (a) to the extent they relate to NUNet, be subject to the terms of this Agreement in all respects, and (b) to the extent they relate to non-NLTNet fibers, be subject to the terms of such separate agreement as the parties may develop in accordance with the general IRU ROFR described above and standard commercial terms for such transactions as they exist at the time. IRUs granted to NEON Optica by NU under the Agreement for the Swap of Fiber Optic Facilities and Services between the parties hereto, dated the date hereof, shall be subject to the terms and conditions of this Agreement or the 2002 Phase 1 Agreement, as applicable, except for Section 32 "Taxes and Governmental Charges" of each of this Agreement and the 2002 Phase 1 Agreement.

4.2 GRANT SUBJECT TO SECURITY INTERESTS. NU has granted to Third Parties security interests in certain of its real and personal property and releases, approvals and waivers may therefore be required from the Third Parties as a result of the provisions of Section 4.1. NU agrees to use its best efforts to secure nondefeasance agreements or other releases, approvals and waivers from these Third Parties as may be required or permitted under the terms of the applicable security agreements within nine months from February 27, 1998; provided, however, that if such releases, approvals or waivers cannot be obtained because the Cable has not been installed on the Structures then the nine month period shall commence upon such installation.

4.3 LIMITATION ON USE. The grants in Sections 4.1 through 4.1 E are solely for NEON Optica's use in providing telecommunications services. NEON Optica shall exercise the right of use of the NEON Network solely to serve its customers and internal business purposes in accordance with the applicable state and federal regulations.

4.4 OBLIGATION TO BUILD. Both parties agree to use their best efforts to install the Cable on the Route according to a schedule to be subsequently agreed upon by the parties but in any case by September 27, 1999. The parties' obligations under this Section 4.4 shall be subject to manufacturing or supplier delays, governmental regulatory delays and delays caused by NU as a supplier of services or layout equipment under the terms of this Agreement or as a result of NU's obligation to maintain reliable electric service.

4.5 CABLE MEASUREMENT. All of the Cable upon the Route Segments shall be measured on a linear footage basis, using the right-of-way monumented line-of-location stationing, when available.

4.6 OTHER CABLES/FACILITIES. This Agreement shall not be construed as limiting or restricting NU in any manner from using its structures, easements and/or rights of way for the installation of its fiber optic cables or telecommunication facilities for its own use or that of Third Parties.

4.7 WARRANTY. Subject to the terms and conditions of this Agreement, NU warrants that it shall not interfere with nor disturb NEON Optica in its use and full enjoyment of NEON Optica's Indefeasible Right of Use set forth in Sections 4.1 through 4.1 E.

4.8 RESERVATION OF SECURITY INTEREST. NEON Optica reserves a security interest in NUNet, and all products and proceeds thereof, as security for NU's performance of its obligations under Section 4.7 of this Agreement, and NU shall confirm such reservation by executing and delivering to NEON Optica a security


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agreement in the form attached as Exhibit 4.8. NEON Optica, or any assignee or purchaser from NEON Optica, shall have an Indefeasible Right of Use in NU's Structures, Space and Route for the operation of NUNet in the event NUNet is acquired by NEON Optica, or any assignee or purchaser from NEON Optica, pursuant to such security agreement.

5. MODIFICATIONS TO THE ROUTE

5.1 ADDITIONAL ROUTE SEGMENTS DESIGNATED BY NU. If NU shall determine the need for any Network Additions from Third Parties, NEON Optica shall have the first right to provide such Network Additions. If, for any reason, NEON Optica is unwilling or unable to provide such Network Additions on the terms requested by NU, NU shall be free to obtain such Network Additions from Third Parties. If NU shall obtain such Network Additions other than from NEON Optica, NU shall use its best efforts to provide NEON Optica with the unimpeded use of not less than 12 usable singlemode fibers in such Network Addition on terms no less favorable than those provided to NU. NEON Optica shall pay the incremental cost of material necessary to provide such fibers. If NU does not designate an addition to its fiber optic communications system as a Network Addition to a Route Segment, NU shall have no obligations to NEON Optica under this Section 5.1 with respect to such Addition.

5.2 Intentionally Omitted.

5.3 ADDITIONAL ROUTE SEGMENTS DESIGNATED BY NEON OPTICA. If NEON Optica wishes to extend the Route by installing Cable on transmission facilities marked in red on Exhibit 5.3 (Network Expansion) or if any Route Segment requires material modifications or unusual expense to make it available for the Cable or if NU withdraws Route Segments pursuant to Section 5.2 or Section 21.4, then NEON Optica shall have the right, subject to NU's approval, to designate additional Route Segments, or an alternative path, for the Cable on Structures or property of NU by submitting a request in the form of Exhibit 11.1. NU shall not withhold its approval of such additional Route Segments unless such additional Segments would materially adversely affect NU's ability to provide reliable electric service, cause or create safety problems or not be feasible for structural reasons.

5.4 COST AND MEANS OF RIGHT OF WAY ACQUISITIONS. NEON Optica shall be responsible for, and NU shall cooperate in, the acquisition of any easement or right-of-way rights that may be required in order to permit (i) the installation, operation and maintenance of the Cable on the Route or (ii) the ownership and use of the NEON Network fibers by NEON Optica. New easements obtained by NEON Optica shall be assignable to NU, if possible. If the use of the power of eminent domain is necessary in order to acquire any additional right-of-way rights required for the use of the NEON Network fibers by NEON Optica, then any required condemnation action shall be brought by NEON Optica in its own behalf, if such action is available to NEON Optica. Any easement or right obtained by NEON Optica by using the power of eminent domain shall be subsequent and subordinate to any existing rights of NU. Except in the case of condemnation by NEON Optica, NU shall exert its best efforts to minimize the cost of such additional land or rights in land. In the event that additional rights are required by both parties the cost of the acquisition of such


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additional rights shall be shared by the parties pro rata based on the number of fibers controlled by each party. This Section is not intended as an acknowledgment by either party that any such acquisition of additional rights is required but only to allocate the responsibility for such acquisition if required.

5.5 NEON OPTICA'S RIGHT TO BUILD AND CONNECT THIRD PARTY SEGMENTS. In the event that NU (i) does not have Structures available to replace Route Segments not available for any reason to NEON Optica or (ii) does not provide such Structures at the request of NEON Optica, NEON Optica shall have the right to build or otherwise obtain such Structures from Third Parties, at NEON Optica's sole cost and expense. NEON Optica may connect such Third Party facilities to the Route Segments and Cable subject to the approval by NU of NEON Optica's connection plans. The work to connect such Third Party facilities located on NU's property shall be performed by NU. The provisions of the last two sentences of Section
6.1 shall apply to this work to be performed by NU. NEON Optica shall pay all of NU's Actual Costs to review these connection plans and to oversee the construction of such connections. If the NEON Optica interconnects Third Party facilities to the Cable or Structures, NEON Optica shall, upon NU's request, use its best efforts to provide the right to use up to 12 singlemode fibers on such Third Party's facilities to maintain the continuity of NUNet within NU's Territory and up to eight singlemode fibers outside NU's Territory on terms no less favorable than those provided NEON Optica for the NEON Network.

5.6 THIRD PARTY CONNECTIONS. In the event of use of connections to the Cable from public and private property, NEON Optica shall designate the location and manner in which the Cable will enter and exit NU's property and connect to the Cable and shall provide such specifications as needed unless so provided in the engineering plans of NU's property. Such specifications will be subject to change from time to time by the written consent of the parties hereto. NU shall have the right to review and approve (which shall not be unreasonably withheld) connections made pursuant to this Section 5.6.

5.7 CONNECTION GRANTS. NU hereby grants NEON Optica the right to install, maintain, and operate the connections to the Cable as described in this Section 5.

6. ENGINEERING AND DESIGN

6.1 NU'S OBLIGATIONS. In consultation with NEON Optica, and in accordance with the Specifications, NU and/or its consultants shall engineer, provide detailed specifications, construction working prints and other data necessary to permit the construction and installation of the Cable on the Route. NU shall also design all alternating current power sources, New Buildings and other necessary and related articles of property which, together with the articles of property to be designed by NEON Optica, are required to provide usable fiber optic transmission capacity throughout NU's system over the Route Segments. All such detailed specifications, construction working prints and other information shall be subject to NEON Optica's approval which approval shall not be unreasonably withheld or delayed. NEON Optica shall reimburse NU for NU's Actual Costs incurred pursuant to this Section 6.1. NU shall use its best efforts to perform the work called for by this Section 6.1 at the lowest possible cost to NEON Optica. The services provided by NU in this Section 6.1 shall be performed in a professional and workmanlike manner.

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6.2 NEON OPTICA'S OBLIGATIONS. NEON Optica, at its sole cost and expense, shall design, in cooperation with NU, all electronic and optronic equipment and provide detailed specifications, construction working prints and other necessary data for NUNet and the NEON Network including, without limitation, the Cable and repeaters, patch panels, terminations, terminals, splice cases and closures, alarm monitoring equipment and all Equipment and all other necessary and related articles of property which, together with the articles of property to be designed by NU pursuant to Section 6.1 are required to provide fiber optic transmission capacity throughout the Route Segments. All Equipment and other equipment utilized solely in connection with NUNet shall be paid for solely by NU.

7. MAKE READY WORK

7.1 RESPONSIBILITY FOR PERFORMANCE. In the event NU and NEON Optica determine that any work is required or desirable to install intermediate or supplementary Structures, make existing Structures capable of supporting the Cable, define the Route more clearly or provide for alternative Route Segments (collectively "Make Ready Work"), NU will either perform such Make Ready Work or permit NEON Optica or its contractor to perform such Make Ready Work. Any charges for Make Ready Work performed by NU (other than to satisfy the representation made in Section 18.3) will be paid at NU's Actual Costs 30 days after presentation of an invoice for such work. If NU elects to perform any Make Ready Work, NU will either (i) endeavor to include such work in its normal work load schedule, or (ii) at the request of NEON Optica, based on the availability of NU's manpower, shall perform such Make Ready Work after normal hours and at prevailing overtime rates, but not less than straight-time rates.

7.2 CONDITION OF STRUCTURES. NU shall make available its Structures and other facilities owned or controlled by NU as required to provide for continuous locations on which the Cable can be placed. NU shall perform such work, if any, at its expense, as may be required to satisfy the representation made in Section
18.3. Any additional improvements necessary to permit the Structures to support the Cable shall be made at the expense of NEON Optica. Work required which is common to both Sections 7.2 and 18.3 shall be performed at the sole cost of NEON Optica.

7.3 COSTS. NEON Optica shall reimburse NU for NU's Actual Cost incurred in connection with any Make Ready Work done pursuant to Section 7.1, or in connection with engineering, construction and installation of the Cable, including without limitation the labor and equipment cost of removal of existing shield wire, and any New Building and the Equipment. NEON Optica shall reimburse NU its Actual Cost of any upgrading or replacement of Structures or facilities that is necessary in order to make such Structures or facilities capable of supporting the able (other than to satisfy the representation made in Section 18.3). NU shall use its best efforts to perform the work called for by Section
7.1 at the lowest possible cost to NEON Optica. The services provided by NU in
Section 7.1 shall be performed in a professional and workmanlike manner.

8. INSTALLATION

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8.1 NEON OPTICA'S RIGHT TO SELECT CONTRACTORS. NU shall provide NEON Optica with an estimate of NU's Actual Cost for the installation of the Cable and Cable Accessories. NEON Optica may then request that NU seek bids from qualified contractors and NU's Actual Cost shall then be based on the lowest qualified bid. If an outside contractor is selected, NU may, however, act as general contractor on the work done under this Section 8. The provisions of the last two sentences of Section 7.3 shall apply to any work done under this Section 8.1 by NU.

8.2 NEON OPTICA'S RIGHT TO ISSUE SPECIFICATIONS. NEON Optica shall have the right but not the obligation to participate in NU's issuance of contracts containing general provisions, technical specifications, conditions of installation, work schedules, and construction documentation which may include design prints, engineering plans, installation procedures and manuals, construction methods and practices, material handling properties, safety procedures, performance standards, payment schedules, testing and acceptance requirements and other contractual terms and conditions which may be issued prior to the commencement of any work.

8.3 NU'S INSTALLATION OBLIGATIONS. NU shall supervise and, in consultation with NEON Optica, be responsible for the construction or oversight of the construction and installation as necessary to install the Cable and Cable Accessories, including without limitation installation hardware, required for the NEON Network and NUNet, in accordance with the engineering and design requirements finalized pursuant to Section 6, and Exhibit 3.31, Cable and Performance Specifications.

8.4 NEW BUILDINGS. In NU's sole discretion, NU shall provide all electric power service to all New Buildings and to all NEON Optica's Space in NU's retail service territory. NU shall perform and be responsible for site preparation and shall prepare foundations and fencing for all New Buildings on NU's property. NEON Optica shall install all New Buildings and Equipment used in equipping the NEON Network and in cooperation with NU when such installation is on NU's property. NEON Optica shall reimburse NU for its Actual Costs incurred pursuant to this Section 8.4. The parties shall, by subsequent agreement, apportion the costs of service and maintenance and space in any New Buildings containing both NEON Optica and NU Equipment.

8.5 STATE FEES. NEON Optica shall either pay directly or reimburse NU for any fees payable to any State agency for the use of any public rights-of-way as a result of NEON Optica's use of or right to use the NEON Network. NU will cooperate with NEON Optica in obtaining such legal and regulatory permits and authorizations as are needed in order to allow NEON Optica to be an authorized condemnation party in each applicable state. NEON Optica shall reimburse NU for its Actual Costs incurred pursuant to this Section 8.5.

8.6 PUBLIC RIGHTS OF WAY. NEON Optica shall at its sole cost and expense obtain all federal, state and municipal occupancies and other rights that may be required for the installation of the NEON Network in public rights-of-way or the use thereof.

9. POINT OF DEMARCATION; BUILDING EXTENSIONS

9.1 MARKING. The point of demarcation (the "Demarcation Point") for the purpose of this Agreement shall be indicated by a visible, indelible mark or tag of long-lasting durability, at a point on one side of which is NEON Optica's responsibility, termed network side, on the other side of the Demarcation Point, termed premise side, both NU and NEON Optica shall be responsible for their respective Equipment and any Cable extensions. The color coding of the tube(s) and fibers dedicated for NU's use shall remain consistent throughout the Route.

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9.2 BUILDING EXTENSIONS. The NEON Network will be extended by NEON Optica for use by NEON Optica within buildings as required. In such extensions the entire Cable beyond the building patch panel shall remain the property of NEON Optica and NU shall receive an indefeasible right to use 12 fibers for NUNet to the point of the building patch panel. NEON Optica or its customer shall obtain approval from the owners of the property for all such use and as to the physical location of Cable and, as to installation, maintenance and operation of NEON Optica's facilities on said property.

10. MAINTENANCE

10.1 NEON OPTICA'S OBLIGATIONS. Provided that NEON Optica has been given the permission referred to below in this Section 10, NEON Optica shall maintain and repair the Cable, including emergency repairs and splices, pursuant to the terms and conditions outlined in EXHIBIT 10.1 - Maintenance Specifications. In the event NEON Optica fails to perform any necessary splicing or maintenance in accordance with the procedures and time frames set forth therein, NU shall have the right, but not the obligation, to undertake such splicing or maintenance of the Cable, at NEON Optica's sole cost and expense, as provided for in EXHIBIT
10.1. In no event shall NEON Optica be permitted access to NU's property without NU's prior permission unless NEON Optica is acting pursuant to Section 39.2. NU reserves the right, but not the obligation, to perform such maintenance with its own crews or contractor when required by the need to insure the safe and reliable operation of its electric system. The provisions of the last two sentences of Section 7.3 shall apply to any work done under this Section 10.1. NEON Optica shall be solely responsible for all aspects of the operation of the NEON Network and the operation and maintenance of Equipment thereon. NEON Optica shall perform routine inspections of the Cable including, without limitation, once a year ride-outs of Route Segments, in accordance with its standard maintenance procedures and with NU's approval. NEON Optica shall provide notice to NU at least 10 working days in advance of any maintenance upon any Route Segment upon which any repair is to be conducted as a result of such maintenance procedures in accordance with Section 37. NU shall have 10 working days to confirm the availability of any Route Segment for maintenance.

10.2 NU'S OBLIGATIONS. NU shall be solely responsible for all aspects of the operation of NUNet and the operation and maintenance of Equipment thereon. NU shall at its own expense, perform routine inspections of the Cable in conjunction with the periodic inspection of its electric facilities and Structures and routine rights of way maintenance. NU shall provide notice to NEON Optica at least 10 working days in advance of any maintenance upon any Route Segment upon which any repair is to be conducted on the Cable as a result of such maintenance procedures.

11. RELOCATION, REPLACEMENT, REBUILDS OF THE CABLE

11.1 BY NEON OPTICA. In the event that NEON Optica requests relocation, replacement, or rebuild of the Cable during the term of this Agreement, the cost of any such work shall be paid by NEON Optica, and NEON Optica shall submit to NU a completed copy of EXHIBIT 11.1 to request an acceptable new location. No relocation or replacement shall be performed on NU's property by NEON Optica without the prior written approval of NU.

11.2 BY NU. In the event that during the Term of this Agreement NU is required by public authorities or by lawful order or decree of a regulatory agency or court to relocate or modify any or all Structures upon which the NEON Network or any part thereof is located, NU and NEON Optica shall cooperate in performing such relocation or modifications so as to minimize any interference with the use of the NEON Network or NUNet by either party and to avoid unreasonably impairing the ability of each to provide communications services of the type, quality and reliability contemplated by this Agreement. Any such relocation shall be accomplished in accordance with the provisions of EXHIBIT 3.31 Cable Specifications. Unless otherwise agreed by the Parties, all costs directly associated with the relocation of the Cable, Equipment and New Buildings located on the subject property shall be shared by the Parties on a pro rata basis based on the number of fiber optic filaments each Party controls.

11.3 EMERGENCY RELOCATIONS; THIRD PARTY RELOCATIONS. In the event of an emergency affecting NU's Structures, transmission facilities or public safety, NU shall be permitted to replace, remove and relocate the Cable or any portion thereof without prior notice to NEON Optica when such notice is not practicable. NU shall incur no liability for service interruptions in connection with any such removal or relocation and NEON Optica shall incur no liability for service interruptions pertaining to NU's services, if so affected. If the relocation or replacement of the Cable is requested or caused by a Third Party, NU shall attempt to obtain reimbursement of NU's costs from said Third Party. Any costs not recovered from said Third Party shall be shared by the Parties on a pro rata basis based on the number of fiber optic filaments each Party controls.

11.4 CABLE FAILURE; NUNET EQUIPMENT. NU makes no representations with respect to the Cable. Should the Cable fail to function according to its design specifications, NU shall assign its warranty enforcement rights to NEON Optica. NEON Optica shall be entitled to any recovery from a Third Party, and NEON Optica shall have the right, where allowed by law, to recover directly from that Third Party. Should the Cable fail to function for any reason, NEON Optica shall have the right to expeditiously replace the Cable, subject to NU's review and approval of NEON Optica's replacement plans. NEON Optica shall have no responsibility for Equipment to be used solely in connection with NUNet, including without limitation, any such equipment installed or located in NU's Space in any New Building or at any of NEON Optica's facilities. To the extent NEON Optica realizes any proceeds from NU's assignment of its warranty rights to the Cable that are not expended in replacing Cable, such proceeds shall be retained by NEON Optica.

12. CONSTRUCTION, MAINTENANCE AND REMOVAL OF THE CABLE

12.1 INTERFERENCE WITH OTHER JOINT USERS. The Parties shall design, engineer, construct and maintain the Cable within the Route Segments in a manner so intended not to physically conflict or interfere with NU's property and any facilities attached thereon or placed therein by joint users or others.

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

12.2 NU'S APPROVAL OF THIRD PARTY WORK. Prior to NEON Optica engaging the services of a Third Party to commence work to install, remove, reconfigure or maintain the Cable in any section or part of the Route Segments, NEON Optica will obtain NU's prior written consent of any Third Party chosen to perform such work, and the date when such work is scheduled to commence, which consent shall not be unreasonably withheld.

12.3 NU'S RIGHT TO MAINTAIN SERVICE. NU shall at all times have the right to take all action necessary to maintain and repair NU's property and maintain NU's services to its customers, unconstrained by this Agreement but shall take reasonable precautions to protect the Cable against damage. In the event of any service outage affecting the Cable, NU shall have the right to repair its facilities first. If conditions permit, NEON Optica may repair its facilities concurrently with NU. NEON Optica acknowledges that all or a portion of the Cable will be placed on Structures that are part of NU's electric transmission system and that at all times the safe and continuous operation of such system and the provision of electric service is NU's foremost priority.

12.4 NOTICE. NEON Optica shall give NU 60 days prior written notice of any removal(s) or material modification(s) of the Cable provided that no such removal or modification will be permitted which adversely effects NU's use of NUNet.

12.5 EMERGENCY USE OF NU'S PROPERTY. With NU's prior written consent and in its sole discretion, NEON Optica may temporarily use any of NU's available property for emergency restoration and maintenance purposes. Any such temporary use shall be subject to such reasonable terms and conditions as may be imposed by NU and shall be terminated within 90 days, or sooner, unless NEON Optica applies for and NU grants permission for such temporary use to be extended.

12.6 RETURN OF REMOVED MATERIAL. In the event NU under the provisions of this Agreement shall remove any portion of the Cable from NU's property, NU will deliver to NEON Optica the Cable and Equipment so removed upon payment by NEON Optica of the cost of removal, storage and delivery, and all other amounts due NU.

13. PERIODIC INSPECTIONS

13.1 BY NU. NU shall have the right to make Periodic Inspections of any part of NEON Optica's operations occupying NU's property. NU will give NEON Optica reasonable advance written notice of any periodic inspections, except in those instances where, in the sole judgment of NU, safety considerations justify the need for a Periodic Inspection without the delay of waiting until a written notice has been forwarded to NEON Optica. A representative of NEON Optica may accompany NU's representative on all Periodic Inspections.

13.2 NEON OPTICA'S OBLIGATIONS. The making of Periodic Inspections or the failure to do so shall not impose upon NU any liability of any kind whatsoever nor relieve NEON Optica of any responsibility, obligations or liability assumed under this Agreement.

13.3 COST. NEON Optica shall reimburse NU for its Actual Costs of Periodic Inspections only if material violations are found. Charges for such inspections shall be at NU's Actual Cost.

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

14. APPROVALS AND CONSULTATION

14.1 ROLE OF PROGRAM MANAGERS. Each party shall designate a Program Manager (a "Program Manager"). Whenever either party is entitled to approve a matter, the Program Manager for the party responsible for the matter shall notify the Program Manager of the other party of the nature of such matter. The Program Managers shall discuss such matter, and each Program Manager is authorized to approve such a matter on behalf of his company.

14.2 DEFINITION OF CONSULTATION/COOPERATION AND APPROVAL. Whenever in this Agreement it is provided that NU will take action "in consultation with NEON Optica," it is intended that such consultation shall be thorough and meaningful, and that the views of NEON Optica with regard to the matter under consultation shall be given the weight appropriate to the experience and expertise of NEON Optica in telecommunications. Whenever in this Agreement it is provided that NEON Optica will take action "in cooperation with NU", it is intended that such cooperation shall be thorough and meaningful, and that the views of NU with regard to the matter under consultation shall be given the weight appropriate to the experience and expertise of NU in telecommunications and in the transmission and use of electric power. Whenever in this Agreement it is provided that the approval of one party is required, it is intended that such approval will not be unreasonably withheld or delayed.

15. OWNERSHIP OF THE CABLE

15.1 TITLE; TAX ACCOUNTING. Legal title to the Cable and to any item of Equipment installed upon NU's Structures shall be held by NU, except as herein set forth. With respect to the Cable and NUNet, but excluding the NEON Network, NU shall have absolute legal and beneficial ownership, subject to the security interest reserved in Section 4.8 and the provisions of Section 16.1. Legal title to the portions of the NEON Network installed on or after February 27, 1998 shall be held by NEON Optica during the term of this Agreement and with respect thereto, NEON Optica shall have absolute legal and beneficial ownership during the term of this Agreement. NU agrees and acknowledges that, notwithstanding installation of the NEON Network upon NU's Structures, the NEON Network shall not become a fixture on any real estate or real estate interest of NU but rather shall remain the personal property of NEON Optica. Accordingly, NEON Optica shall for tax purposes account for the NEON Network as the owner thereof and, as between the Parties, shall be entitled to any investment tax credits, depreciation and any other tax attributes or liabilities with respect thereto. NU agrees that it will not, for tax purposes, account for the property associated with the NEON Network as though it were the tax owner thereof and shall not attempt to claim any of the tax attributes or liabilities with respect thereto. The parties agree they shall file all income tax returns and otherwise take all actions with respect to taxes in a manner which is consistent with the foregoing.

15.2 VESTING OF TITLE IN NU. Legal title to the NEON Network shall vest in NU upon termination of this Agreement or of any applicable Route Segment. Upon such termination, NEON Optica shall deliver to NU such deeds, bills of sale, releases, or similar documents as NU may reasonably request to confirm said vesting.

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

16. USE OF THE CABLE BY NU

16.1 FIBERS AND USE. NEON Optica shall provide not less than 12 usable singlemode fiber optic filaments in the Cable for the unimpeded and unrestricted use by NU, provided however that the requirement of usability shall not apply to any fibers located upon a Route Segment as to which the Term has expired. NU shall use these 12 singlemode fiber optic filaments exclusively for NU's own business purpose and other uses permitted by this Section 16.1, which shall include but not be limited to the right of NU to assign any number of the 12 fiber optic filaments, or resell capacity on any of the 12 fiber optic filaments, provided however, that such right to assign or resell said capacity is subject to NEON Optica's indefeasible right to use certain NUNet fibers, its IRU Option and its IRU ROFR, as defined in Sections 4.1B through 4.1C and the Non-Compete Section 26.3 hereof.

Notwithstanding the foregoing, in times of emergencies affecting NU's other telecommunications networks, NU shall have the right to use the 12 singlemode fibers not previously provided to NEON Optica under the IRU ROFR or IRU Option or otherwise acquired by NEON Optica for any purpose until alternative arrangements can be made. If NU violates the provisions of this Section 16.1 and fails to cease such violation within 90 days following written notice of such violation by NEON Optica, NU's right to use the fibers involved in such violation shall cease and NEON Optica shall then have the right to use such fibers for its own business purpose.

16.2 OPTION TO PURCHASE ADDITIONAL FIBERS. NU may purchase if mutually acceptable terms can be agreed upon between NEON Optica and NU, additional singlemode fiber optic filaments from NEON Optica at a price that is mutually acceptable.

16.3 ADDITIONAL SERVICE. In addition to providing 12 singlemode fiber optic filaments, NEON Optica shall, upon NU's request, so long as NU is not in breach of this Agreement, provide NU with commercial telecommunication services into all locations served by NEON Optica's networks in the service area at NEON Optica's Actual Cost for any incremental labor and provisioning equipment required for the service being requested and, if provided using fiber optic filaments other than NU's 12, NU shall also pay, without duplication of such actual cost, the then lowest commercial price for such service(s) that NEON Optica offers the same or similar services to its largest customers ("Favored Customer Rates").

16.4 SPACE IN NEON OPTICA'S LOCATIONS. Where available and requested by NU, NEON Optica shall, so long as NU is not in breach of this Agreement, provide or cause to be provided NU Space in NEON Optica offices and other common access areas of NEON Optica facilities along the Route Segments in New Buildings or buildings adjacent thereto, adequate in each case to permit NU to install racks of its optronics, multiplex and associated equipment used to equip NUNet and to interconnect NUNet with the NEON Network. Unless otherwise agreed, NU Space will comply with power, ground, physical and environmental requirements of NEON Optica technical publications Such NU Space shall be used by NU to house NU Equipment necessary to permit the use of the NUNet and interconnection with NU's networks. Unless otherwise agreed, NU Space in a NEON Optica facility other than a New Building, or buildings adjacent thereto, shall be in a common access area of such facility, and to the extent reasonably practicable, NU Space in a New Building shall be separate from any area containing NEON Optica's(degree) Equipment. NEON Optica shall provide NU Space in the common access areas of NEON Optica facilities at the then prevailing rate for such space according to NEON Optica's tariff.

17. CASUALTY

17.1 CABLE DAMAGE. If any portion of the Cable is damaged or destroyed by casualty at any time during the Term each party shall pay a share of the cost of repair, restoration or replacement based on the pro rata percentage of fibers, NUNet and the NEON Network, contained in the Cable. With respect to the Route Segment on which such portion of the Cable is installed, NEON Optica shall have the option of having NU repair, restore, or replace such portion of the Cable (and NEON Optica shall reimburse NU's Actual Cost of doing so) or terminating that Route Segment. Unless NEON Optica notifies NU of its election to terminate that Route Segment within 12 business days of the casualty, NEON Optica shall be deemed to have elected repair, restoration and replacement of the Cable. If NEON Optica elects to terminate such Route Segment as set forth in the preceding sentence, the NEON Network fibers upon such portion of the Route Segment so effected, shall be available for use by NU and NEON Optica shall assign, at no cost to NU, all its rights and title to all New Buildings and Equipment on such Route Segments so effected immediately thereafter.

18. REPRESENTATIONS AND WARRANTIES

18.1 COMMON REPRESENTATIONS. Each of the parties represents and warrants that it has full authority to enter into and perform this Agreement, that this Agreement does not conflict with any other document or agreement to which it is a party or is bound, and that this Agreement is fully enforceable in accordance with its terms.

18.2 REPRESENTATIONS BY NU. NU represents and warrants that NU is a corporation duly organized, validly existing and in good standing under the laws of the state under which it is incorporated. The execution and delivery of this Agreement and performance thereunder will not conflict with or violate or constitute a breach or default under NU's Articles or Certificate of Incorporation and will not violate any law, rule or regulation applicable to NU. No consents need to be obtained from any governmental agency or regulatory agency to allow NU to execute, deliver and perform this Agreement except those for which provision has been made in Section 21.4(iii).

18.3 REPRESENTATION BY NU AS TO STRUCTURES. NU represents and warrants that the Structures are suitable for their current use and were designed and installed at a minimum to meet the requirements of the National Electrical Safety Code and/or other applicable standards then in effect.

18.4 REPRESENTATION BY NU AS TO RIGHT TO PLACE CABLE. NU represents and warrants that it has the right to have the Cable placed on the Structures on the Route and to have the Cable used by NU as contemplated by this Agreement, subject to the governmental approvals for which provision has been made in Section 21.4(iii) and the approvals from certain lienholders referred to in Section 4.2, but this representation and warranty shall not extend to the portions of the NEON Network of which NEON Optica holds legal title.

18.5 WORK CLEARANCES AND RELATED DELAYS. NU represents and warrants that it cannot guarantee line outages or special contingency line operating conditions that may be necessary for the installation, maintenance and repair of the Cable and that delays may be necessary. Such work clearances must be obtained from regional dispatching organization(s) with authority over the lines. NEON Optica shall be responsible for NU's Actual Costs associated with last minute delays caused by these regional authorities which are reasonably beyond the control of NU.

18.6 REPRESENTATIONS BY NEON OPTICS. NEON Optica represents and warrants that
(a) NEON Optica is duly organized and validly existing under the laws of its state of organization and the execution and delivery of this Agreement and the performance thereunder will not conflict with or violate or constitute a breach or default under the constitutional documents of NEON Optica and will not violate any law, rule or regulation applicable to NEON Optica. No consents need to be obtained from any government agency or regulatory agency to allow NEON Optica to execute, deliver and perform this Agreement; and

(b) NEON Optica represents and warrants that it is not entering into any amendments to its fiber agreements with Energy East, nor Project Touchdown Agreements with Exelon and Consolidated Edison, respectively, at the present time.

19. INSURANCE

19.1 LIABILITY INSURANCE. NEON Optica, at its own expense, shall provide and maintain in force during the term of this Agreement a policy or policies of general liability insurance with an aggregate limit of no less than $10,000,000.00. The policy or policies shall include contractual liability coverage to insure the indemnification agreement and products completed operations coverage. Any such policy(ies) shall be procured by NEON Optica from a responsible insurance company with a "Best" rating of A or better, satisfactory to NU. Certificates evidencing such policy(ies) shall be delivered to NU within 30 days of February 27, 1998. Not less than 30 days prior to the expiration date of such policies, certificates evidencing the renewal thereof shall be delivered to NU. Such policies shall further provide that not less than 30 days' written notice shall be given to NU before such policy(ies) may be cancelled, materially changed or undergo a reduction in Insurance limits provided thereby. NU shall be named as an additional insured. The coverage required herein shall not be deemed to limit NEON Optica's liability as set forth elsewhere in this Agreement. Upon timely notice to NEON Optica, NU may require reasonable increases in the amount of insurance coverage which will be obtained by NEON Optica within 30 days after NU's request.

20. NEON OPTICA'S BOND

20.1 BOND. Within 120 days of February 27, 1998, NEON Optica shall provide NU with either of the following at the option of NEON Optica: (i) a performance bond in the amount of the $62,000 per mile of NUNet running from Millstone, CT to Seabrook, NH as set forth in EXHIBIT 3.30 (the Route) in form and substance reasonably satisfactory to NU and issued by a responsible and reputable insurance company, or (ii) a letter of credit of equal value in form and substance reasonably satisfactory to NU and issued by a responsible bank. This bond or letter of credit shall be reduced by $62,000 for each mile of NUNet installed on the Route.

20.2 EFFECT OF BOND. If a bond or letter of credit is issued and remains in effect to the benefit of NU pursuant to Section 20.1, NEON Optica shall not be found to be in default of any provision of this Agreement if such default is based on the installation of NUNet or any other associated Cable relating thereto.

21. TERM AND TERMINATION

21.1 PERIOD. The term of this Agreement shall be for a period of 40 years (the "Term") commencing on February 27, 1998, and ending on September 27, 2034("the Ending Date") and shall automatically renew on September 27, 2034 and thereafter for five year periods until terminated by either party upon notice given one year or more prior to September 27, 2034 or any renewal date thereafter.

21.2 PAYMENT TO NEON OPTICA. If NU elects to terminate this Agreement pursuant to Section 21.1, NU shall, at its option, either: (i) pay NEON Optica the fair market appraised value of the NEON Network (determined, if no agreement can be reached between the parties on such value, pursuant to Section 38) or (ii) elect to receive 10% of NEON Optica's gross revenue from the use of the Cable as determined by an independent auditor selected by the mutual consent of the Parties. If NU elects clause (ii), the payments provided for in that clause shall be in addition to any Annual Fees due NU and this Agreement shall be extended for another 30 years from the date it would have otherwise terminated.

21.3 EARLY TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Ending Date upon any one of the following events:

         (i) by NEON Optica upon 180 days prior notice to NU.

         (ii) by NU upon 90 days prior notice to NEON Optica if (x) NEON Optica has not provided a bond or letter of credit pursuant to Section 20, and (y) NEON Optica has not completed NUNet according to Section 4.4.

         (iii) by NU in the event of a default by NEON Optica under Section 34.

         (iv) by NU upon 90 days prior notice in the event of a violation of
Section 36.1

NEON Optica shall have the right to cure or correct any default Specified under clauses (ii) or (iv) above within the time period of the notices set forth above.

21.4 TERMINATION OF ROUTE SEGMENT. Any Route Segment may be terminated:

         (i) by NU upon reasonable notice for the purposes of providing safe and economical electrical service; or

         (ii) by NEON Optica upon five days prior written notice if two Cable failures per month for three consecutive months occur on a Route Segment as a result of NU's electric operations and NU fails to take steps to cure such failure with due diligence, unless NU shall have cured such failure prior to the expiration of said five day period, or where cure is not possible within said five day period, NU is proceeding to cure with due diligence.

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

         (iii) by NU at any time after consultation with NEON Optica if it cannot obtain the regulatory approvals needed by it to perform its obligations under this Agreement with respect to such Route Segment or can obtain them but on terms that are unduly burdensome on NU.

21.5 COST REIMBURSEMENT. In the event of the termination of this Agreement or a portion of the Route Segments thereof pursuant to Section 21.4, NU shall reimburse NEON Optica a percentage of the cost of the Cable, for such terminated portion according to the following schedule:

                Year 1-5 (9/27/94-9/27/99)          100%
                Year 6                               80%
                Year 7                               60%
                Year 8                               40%
                Year 9                               20%
                Year 10                              10%
                Year 11 and thereafter,               0%

The Annual Fee described below for the portion of the year following termination of a Route Segment shall be refunded to NEON Optica. The amount of the refund shall be determined by prorating the Annual Fee for the terminated Route Segment equally over 365 days. In no event shall the amount of the refund exceed the amounts collected on the terminated Route Segment during that period by NU.

22. ANNUAL FEE

22.1 AMOUNT. NEON Optica shall pay an annual fee ("Annual Fee") for the support of the NEON Network in the Cable, which shall be, as of September 27, 1994 and thereafter shall be adjusted pursuant to Section 22.2 hereof, calculated as follows:

         (a) As to NU's underground facilities: $4.00 per duct foot per annum;
and

         (b) As to NU's aerial Structures, as follows:

              (i) $2,000.00 per mile per annum where NU's Structures support Cable containing NUNet. Said rate shall not be due for the period of 10 years from September 27, 1994 for the Route shown in EXHIBIT 3.30.

              (ii) $2,500.00 per mile per annum where NU's Structures support Cable not containing NUNet.

              (iii) $350.00 per mile per annum for solely owned utility distribution poles located within the public right of ways, private ways, ancient ways, or on private property or on easements.

              (iv) $500 per mine one-time payment, $100 per mile per annum during the term of any agreements between NEON Optica and any Third Party for route segments containing NEON Optica's cable or the NEON Network's extensions supported by any transmission structures, aerial plant, civil works, and underground facilities owned by any utility operating in any of Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island, Vermont and certain parts of Canada which share a border with any of those States if NU contributed in a material way to NEON Optica's obtaining such route segments. The one-time payment will be paid upon execution of an agreement with such Third Party but the annual fee will not be due until the sooner of the Activation Date or the In-Service Date of such route segments. (NEON Optica seeks route segments into New York from Connecticut; into Rhode Island from Connecticut and Massachusetts; into Vermont from Massachusetts, New Hampshire, New York, and Canada; and into Maine from New Hampshire and Canada.)

PROVIDED, HOWEVER, that NU hereby agrees to accept from NEON Optica $3,432,657 (the "Fiber Payments") in full and complete satisfaction of any and all amounts due and owing by NEON Optica to NU hereunder through June 25, 2002, with the exception of any amounts owing pursuant to section 32.2 hereof and section 32.2 of the 2002 Phase 1 Agreement through June 25, 2002, and NU and NEON Optica agree that the Fiber Payments shall be offset against the acquisition price of the common stock of NEON Communications, Inc, pursuant to the terms of the Common Stock Purchase Agreement.

22.2 CPI ADJUSTMENTS. The Annual Fee shall be adjusted annually from September 27, 1994 by an escalation factor equal to changes in the Consumer Price Index - All Urban (CPI-U) published by the US Department of Labor, Bureau of Labor Statistics, which shall be calculated each October based on changes in the CPI-U from the previous October. In no instance shall the CPI-U change be applied if it results in a smaller payment than the previous year's payment. As to any period during which fees have been waived, the CPI-U shall accrue to the rate during such waiver period.

22.3 ADDITIONAL AMOUNTS. In addition to the amounts due and payable pursuant to
Section 22.1, as adjusted pursuant to Section 22.2, NEON Optica shall pay NU an amount equivalent to 2% of NEON Optica's gross revenues realized from the NEON Network on NU's Structures. The payment shall be made each and every year that NEON Optica's gross revenues realized from the NEON Network on NU's Structures exceed $15 million. For purposes of this section NEON Optica's gross revenues realized from the NEON Network on NU's Structures shall be the ratio of Route miles of the NEON Network on NU's Structures to NEON Optica's Total Route Miles applied to NEON Optica's annual gross revenues, as of, in each case, December 31 of each year. This calculation is set forth in the following formula: "If ((route mile of the NEON Network on NU Structures divided by NEON Optica's Total Route Miles) times NEON Optica's annual gross revenues) is more than $15,000,000, then Payment equals ((Route miles of the NEON Network on NU Structures divided by NEON Optica's Total Route Miles) times NEON Optica's annual gross revenues) times 0.02". Payment will be due no later than July 1 of the year following the computation year. The parties will agree to revisit this methodology in the event NEON Optica acquires the ability to track revenues by fiber route or combines with another telecommunications company.

22.4 WHEN DUE. All Annual Fees shall be paid on January 1st of each year. All pro-rata payments made during the year shall be based on this date. All payments shall be paid within 30 days of invoicing.

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

22.5 INITIAL ANNUAL FEE. Unless otherwise waived according to the provisions of 22.1(b)(i), 22.1(b)(iv) or otherwise, the initial Annual Fee payment will be due and payable within 30 days after preliminary engineering work has been accepted by both parties and shall be based upon the estimated number of duct feet and aerial feet to be utilized by NEON Optica over the remainder of the calendar year.

22.6 RIGHT TO WITHHOLD. In the event NU shall be unable or unwilling to perform its maintenance obligations hereunder, NEON Optica may, at its option, withhold any Annual Fees related to such nonperformance on any Segment and obtain substituted performance or exercise self-help in accordance with Section 39.2, and in either case NEON Optica may apply or set-off such fees against any costs NEON Optica may incur for such substituted performance or self-help, up to the actual amount of such costs.

23. FORCE MAJEURE

23.1 OPTIONAL TERMINATION. Should any of the Force Majeure Events defined below occur and should NU determine that as a direct or indirect result thereof, the parties continued performance hereunder or with respect to any portion of the Structures and the Cable will be irreparably impaired or prevented, the parties may mutually agree to terminate this Agreement, in whole or in part as to any portion of the Route Segments and the Cable so affected with no further obligation or liability. The parties will attempt to provide a date of termination such that the parties will have a reasonable time to obtain alternative means of providing service to customers, but neither party shall have an obligation to do so. A Force Majeure Event shall include fire, flood, strike or other labor difficulty, natural disasters, acts of God or public enemy, (restraint or hindrance by any-governmental authority), war, insurrection, not, action of any regulating authorities; or institution of litigation by any Third Party, or any other causes of any nature reasonably beyond the control of either party which would have a material adverse effect on the subject matter of this Agreement. Financial difficulties, or events resulting from financial difficulties, shall not be considered a Force Majeure Event.

23.2 SUSPENSION PENDING FORCE MAJEURE. If a Force Majeure Event should occur then, and for a reasonable time thereafter, the parties' performance of this Agreement shall be suspended. At the conclusion of a Force Majeure Event the period of time so suspended shall be added to the dates, schedules and other performance related matters under this Agreement.

24. PROPRIETARY INFORMATION

24.1 OBLIGATION TO MAINTAIN AS CONFIDENTIAL. Each party acknowledges that in the course of the performance of this Agreement it may have access to privileged and proprietary information claimed to be unique, secret, and confidential, and which constitutes the exclusive property and trade secrets of the other ("Proprietary Information"). This information may be presented in documents marked with a restrictive notice or otherwise tangibly designated as proprietary or during oral discussions, at which time representatives of the disclosing party will specify that the information is proprietary and shall subsequently confirm said specification in writing within five days. Each party agrees to maintain the confidentiality of the Proprietary Information and to use the same degree of care as it uses with regard to its own proprietary information to prevent the disclosure, publication or unauthorized use of the Proprietary Information. Neither party may duplicate, copy or use Proprietary Information of the other party other than to the extent necessary to perform this Agreement. Either party shall be excused from these nondisclosure provisions if the Proprietary Information received from the other party has been or is subsequently made public by the other party, is independently developed by such party, disclosed pursuant to order by a court or government agency, or if the other party gives its express, prior written consent to the disclosure of the Proprietary Information.

24.2 ROUTE CONSTITUTES PROPRIETARY INFORMATION. The routing of the NEON Network and the conditions of NEON Optica's contracts with customers and customer names are deemed Proprietary Information without further notice and will not be disclosed by NU absent an order by a court or regulatory body with jurisdiction over NU.

25. ACCESS AND SECURITY

25.1 ACCESS BY NU. NEON Optica agrees, upon reasonable request, to allow NU direct ingress and egress to all NU Space to be provided to NU as described above, and to permit NU to be on NEON Optica's premises at such times as may be required for NU to perform any appropriate maintenance and repair of equipment in such NU Space. NEON Optica may require that a representative of NEON Optica accompany any representatives of NU having access to NU Space except in New Buildings having separate entrances providing access only to NU Space therein. Employees and agents of NU shall, while on the premises of NEON Optica, comply with all rules and regulations, including without limitation security requirements, and, where required by government regulations, receipt of satisfactory governmental clearances. NU shall provide to NEON Optica a list of NU's employees or authorized NU designee's employees who are performing work on, or who have access to, NU's Space. NECOM shall have the right to notify NU that certain NU or authorized NU designee employees are excluded if, in the reasonable judgment of NEON Optica, the exclusion of such employees is necessary for the proper security and maintenance of NEON Optica facilities.

25.2 ACCESS BY NEON OPTICS. NU agrees, upon reasonable request, to allow NEON Optics direct ingress and egress to all NEON Optics Space to be provided to NEON Optics as described above, and to permit NECOM to be on NU's premises at such times as may be required for NEON Optics to perform any appropriate maintenance and repair of Equipment located at such NEON Optics Space. NU may require that a representative of NU accompany any representatives of NEON Optics having access to NEON Optics Space. Employees and agents of NEON Optics shall, while on the premises of NU, comply with all rules and regulations, including without limitation security requirements, and, where required by government regulations, receipt of satisfactory governmental clearances. NEON Optics shall provide to NU a list of NEON Optica's employees or authorized NEON Optics designee's employees who are performing work on, or who have access to, NECOM Space. NU shall have the right to notify NEON Optics that certain NEON Optics or authorized NEON Optics designee employees are excluded if, in the reasonable judgment of NU, the exclusion of such employees is necessary for the proper security and maintenance of NU's facilities.

25.3 ACCESS BY NECOM TO NEON SPACE. Except as provided in Section 25.2 above, with respect to NEON Optics Space, NEON Optics and authorized NEON Optics designees shall have the right to visit any facilities of NU utilized in providing the NEON Network upon reasonable prior written notice to NU; provided, however, that NU may require that a representative of NU accompany any representation of NEON Optics or of an authorized NEON Optics designee making such visit. Such visitation right shall include the right to inspect the NEON Network and to review worksheets, to review performance or service data, and to review other documents used in conjunction with this Agreement. Employees and agents of NEON Optica or of an authorized NEON Optica designee shall, while on the premises of NU, comply with all rules and regulations, including without limitation security requirements and, where required by government regulations, receipt of satisfactory governmental clearances. NU shall have the right to notify NEON Optica that certain NEON Optica or authorized NEON Optica designee employees are excluded if, in the reasonable judgment of NU, the exclusion of such employees is necessary for the proper security and maintenance of NU's facilities.

25.4 NEON OPTICA'S WORK. NEON Optica shall at all times perform its work in accordance with NU's safety and work procedures and in accordance with the applicable provisions of OSHA. NU shall have the authority to suspend NEON Optica's work operations in and around NU's property if, in the sole judgment of NU at any-time hazardous conditions arise or any unsafe practices are being followed by NEON Optica's employees, agents, or contractors. NEON Optica agrees to pay NU for having NU's employee or agent present when NEON Optica's work is being done in and around NU's property. Such charges shall be at NU's Actual Cost. The presence of NU's authorized employee or agent(s) shall not relieve NEON Optica of its responsibility to conduct all of its work operations in and around NU's property in a safe and workmanlike manner, and in accordance with the terms and conditions of this Agreement.

26. NO JOINT VENTURE; COSTS; NON-COMPETE

26.1 RELATIONSHIP. In all matters pertaining to this Agreement, the relationship of NU and NEON Optica shall be that of independent contractors, and neither NU nor NEON Optica shall make any representations or warranties that their relationship is other than that of independent contractors. This Agreement is not intended to create nor shall it be construed to create any partnership, joint venture, employment or agency relationship between NEON Optica and NU, and no party hereto shall be liable for the payment or performance of any debts, obligations, or liabilities of the other party, unless expressly assumed in writing herein or otherwise. Each party retains full control over the employment, direction, compensation and discharge of its employees, and will be solely responsible for all compensation of such employees, including social security, withholding and worker's compensation responsibilities.

26.2 COSTS. Except for costs and expenses specifically assumed by a party under this Agreement each party shall pay its own expenses incident to this Agreement, including without limitation amendments hereto, and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

26.3 NON-COMPETE. NU shall not, and none of its affiliates shall, compete with NEON Optica in the provision of wholesale telecommunications transport services until after June 30, 2005, provided that NU and its affiliates shall be entitled to fulfill all contractual obligations for service it was providing as of June 1, 2002, including but not limited to, Hartford Education and Library Private Network (HelpNet), Rocket Science (Pease Air Force Base) and Gunver Manufacturing; and further provided that the granting of rights in any fiber that NU owns, builds, obtains or otherwise controls for any duration, subject to the IRU Option and the IRU ROFR specified in Section 413 and 4.1C hereof shall not constitute competition as contemplated in this section.

27. PUBLICITY AND ADVERTISING

27.1 LIMITATIONS. In connection with this Agreement, neither party shall publish or use any advertising, sales promotions, or other publicity materials that use the other party's logo, trademarks, or service marks or employee name without the prior written approval of the other party. Except as provided in Section
27.2 below, each party shall have the right to review and approve any publicity materials, press releases or other public statements by the other party. In connection with this Agreement, each party agrees not to issue any such publicity materials, press releases or material produced by the public relations department for the other party without written consent. Unless otherwise agreed, neither party shall release the existence of the text of this Agreement or any material portion thereof, other than in the form modified to remove all references to the identity of the other party, to any person or entity other than the parties hereto for any purpose other than those specified in Section 27.2.

27.2 EXCEPTIONS. The provisions of Section 27.1 shall not apply to reasonably necessary disclosures in or in connection with regulatory filings or proceedings, financial disclosures which in the good faith judgment of the disclosing party are required by law, or disclosures that may be reasonably necessary in connection with the performance of this Agreement.

28. MARKETING RELATIONSHIP

28.1 NU Referrals. Upon the written approval of NU, except for the exemption of customer prospects and customers of NEON Optica as listed in Exhibit 8, Sales Order Customer Exclusion List, in the event that communication service orders are received by NEON Optica, as a result of NEON Optica issuing sales literature or promotion material in which the name of NU is mentioned or by NU introducing NEON Optica to customer prospects not listed in Exhibit 28, or by NU undertaking any joint marketing effort with NEON Optica including joint sales calls, NEON Optica shall pay to NU compensation equal to the first month that there is recurring revenue charged by NEON Optica to those customers receiving such sales literature, promotional material or joint sales calls.

28.2 NEON OPTICA REFERRALS. In addition, in the event that communications service orders are received by NU as a result of NU issuing sales or promotional literature or information in which the name of NEON Optica or the NEON Network is mentioned, by NEON Optica introducing NU to customer prospects, or by NEON Optica undertaking any joint marketing effort with NU, including joint sales calls, NU shall pay to NEON Optica compensation equal to the first month that there is recurring revenue charged by NU to those customers.

29. SEVERABILITY

29.1 SEVERABILITY. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of said agreement; provided, however, that if any such ineffectiveness or enforcement of any provision of this Agreement, in the good faith judgment of either party, renders the benefits to such party of this Agreement as a whole uneconomical in light of the obligations of such party under this Agreement as a whole, then the other party shall negotiate in good faith in an effort to restore insofar as possible the economic benefits of this Agreement to such party.

30. LABOR RELATIONS

30.1 NOTICE BY NU. NU agrees to notify NEON Optics immediately whenever NU has knowledge that a labor dispute concerning its employees is delaying or threatens to delay NU's timely performance of its obligations under this Agreement. NU shall endeavor to minimize impairment of its obligations to NEON Optics (by using NU's management personnel to perform work, or by other means) in event of a labor dispute.

30.2 NOTICE BY NEON OPTICS. NEON Optics agrees to notify NU immediately whenever NEON Optics has knowledge that a labor dispute concerning its employees is delaying or threatens to delay NEON Optica's timely performance of its obligations under this Agreement. NEON Optics shall endeavor to minimize impairment of its obligations to NU (by using NEON Optica's management personnel to perform work, or by other means) in the event of labor dispute.

30.3 DETERMINATION BY NEON OPTICS. If NEON Optics determines that NU's activities pursuant to this Agreement in any NEON Optics facility are causing or will cause labor difficulties for NEON Optics, NU agrees to discontinue those activities until the labor difficulties have been resolved; provided, however, that in any such event and notwithstanding any other provision of this Agreement, NEON Optics shall during the period of such labor difficulties perform at its own expense any such activities that may be reasonably necessary to the operation and maintenance of NU's system or any portion thereof.

30.4 DETERMINATION BY NU. If NU determines that NEON Optica's activities pursuant to this Agreement in any NU facility are causing or will cause labor difficulties for NU, NEON Optics agrees to discontinue those activities until the labor difficulties have been resolved; provided, however, that in any such event and notwithstanding any other provision of this Agreement, NU shall during the period of such labor difficulties perform at its own expense any such activities that may be reasonably necessary to the operation and maintenance of NEON Optica's system or any portion thereof.

31. CONSENTS AND WAIVERS

31.1 CONSENT AND WAIVER. Whenever any party hereto is asked to consent or waive any action or matter provided herein or whenever any party has the right to do or refuse to do any act in its sole judgment or discretion provided herein, said party agrees to act reasonably and in good faith in making or refusing to consent, in waiving or refusing to waive, or in making any such judgments.

32. TAXES AND GOVERNMENTAL CHARGES

32.1 TAXES. NEON Optica shall pay NU the pro rata amount based on the number of fiber optic filaments under each Party's control, of all taxes assessed on NU which are attributable to NEON Optica's portion of the Cable, New Buildings and Equipment. NEON Optica shall pay NU said taxes when they become due, which shall include all taxes, assessments and governmental charges of any kind whatsoever lawfully levied or assessed and attributable against NEON Optica's installation, maintenance or operation of the connections to the Cable or against NEON Optica's business with regards to the Cable or the connection thereof, including without limitation, all franchise and other fees to any Federal, State, City or other jurisdiction having the authority to tax or assess other governmental charges. Upon said payment to NU, NU shall indemnify NEON Optica against any and all actions which may be brought against NU and NEON Optica with regard to NU's remittance of said payments to any taxing authority or governmental agency. NEON Optica shall have the right to pay the tax or charge under protest without being subjected to a default notice under Section 34. NU shall pay, when they become due, the pro rata amount based on the number of fiber optic filaments under each Party's control, all taxes, assessments and governmental charges of any kind whatsoever lawfully levied or assessed against the Cable, installation, maintenance or operation of the connections to the Cable or against NU's business with regards to the Cable or the connection thereto, including without limitation, all franchise and other fees to any Federal, State, City or other jurisdiction having the authority to tax and assess other governmental charges. NU shall have the right to pay the tax or charge under protest without being subjected to a default notice under Section 34. NU warrants that it shall remit all tax payments to taxing authorities and governmental agencies and shall not cause the Cable to be levied, attached, or otherwise encumbered by any taxing authority by not having done so. Each party shall pay without apportionment any taxes levied on it based on its business profits.

32.2 INCOME TAX LIABILITY. NEON Optica shall also reimburse NU for any income tax liability incurred by NU as a result of its acquisition of NUNet. NEON Optica will supply NU, on request and no more frequently than quarterly, with the costs and other details of any additions to NUNet such that each separate party hereto can calculate its individual income tax liability. NU shall take reasonable efforts suggested by NEON Optica to minimize the amount of said income tax liability on its return(s), in accordance with applicable laws and regulations. The parties agree that Grantor's tax liability to be reimbursed hereunder and under the 2002 Phase 2 Agreement through June 25, 2002 is in the amount of $1,425,439. This amount shall be deemed to be billed in full on July 1, 2004 and be due and payable by NEON Optica no later than December 31, 2004. NU shall, from time to time, calculate any additional income tax liability for NUNet acquired after June 25, 2002 and invoice NEON Optica. NEON Optica shall pay such amount within sixty (60) days of receiving such invoice. NEON Optica shall hold harmless, indemnify and defend NU in the event NU's tax position with respect to NUNet is challenged by the IRS. In lieu of cash, NEON Optica shall provide said reimbursement in the form of additional fiber segments, engineering services, or other telecommunication services that NU may request from NEON Optica from time to time and which NEON Optica agrees to provide, which segments and/or services shall have a value (grossed up to take account of the time value of money and the timing of any actual tax payments) equivalent to NU's tax liability described in this paragraph. In a given year, NEON Optica shall only be obligated to provide reimbursement valued up to an amount equal to the actual tax liability incurred by NU for the prior tax year, plus any unused reimbursement amounts from earlier years.

33.      INDEMNIFICATION

33.1 BY NEON OPTICS. NEON Optica agrees to indemnify and hold harmless NU, its employees, contractors, subcontractors, agents, directors, officers, affiliates, and subsidiaries and their respective employees, subcontractors, agents, directors and officers from and against any and all liabilities, damages, losses, claims, demands, judgments, costs, and expenses (including, subject to Section 33.2, the cost of defense thereof and attorney's fees) based on NEON Optica's use of the Cable including, without limitation, any claim for infringement of patent or trade secret, made by Third Parties (collectively, "Claims").

33.2 INDEMNIFICATION PROCEDURES. NU shall give prompt notice of any Claim for which indemnification is or will be sought under this Section and shall cooperate and assist NEON Optica in the defense of the Claim. NEON Optica shall bear the cost of and have the right to control the defense and shall have the right to select counsel after consulting with NU. The obligation to indemnify shall be net of any tax or insurance benefit obtained by NU.

33.3 LIMITATION OF NU LIABILITY. In no event shall NU be liable to NEON Optica or to its customers, whether in contract, tort, or otherwise, including strict liability, for any special, indirect, incidental or consequential damages or any lost business damages in the nature of lost revenues or profits, and any such claims by Third Parties against NU shall invoke the obligations under, but subject to the provisions of, Section 33.1 above.

33.4 LIMITATION OF NEON OPTICS LIABILITY. In no event shall NEON Optica be liable to NU or to its customers, whether in contract, tort, or otherwise, including strict liability, for any special, indirect, incidental or consequential damages or any lost business damages in the nature of lost revenues or profits.

34. DEFAULT

34.1 DEFAULT. If either party shall allow any payment due hereunder to be in arrears more than 60 days after notice from the other party, shall allow any policy of insurance provided by Section 19 hereof to expire without renewal, or shall remain in default under any other provision of this Agreement other than those referred to in Section 21 for a period of 30 days after notice by the other party of such default, the party so notifying the other party may, at its option, terminate this Agreement pursuant to Section 21, or avail itself of any other available remedy provided at law or equity, including without limitation, the remedy of specific performance or, in the case of NEON Optica, exercising its rights under the security agreement referred to in Section 4.8 provided, however, that, in the case of a default for other than failure of payment or failure to maintain insurance, where the party in default proceeds with all due diligence to cure such default and cure is not possible within said 30 days, then the party then in default shall have such time to cure the default as the other party agrees is reasonably necessary. The parties agree that NEON Optica's remedies at law for a breach by NU of the warranty set forth in Section 4.7 may be inadequate and that, for such a breach where NEON Optica's remedies at law are inadequate, NEON Optica shall be entitled to equitable relief.

35. ASSIGNMENT

35.1 BY NEON OPTICS. Subject to Section 35.4, NEON Optica may not assign or otherwise allow use of its rights under this Agreement to any person or entity other than an affiliate (as defined in Section 16.1) without the prior written approval of NU. NU's approval will be granted provided the new person or entity demonstrates to the reasonable satisfaction of NU that the proposed assignee is financially and operationally fit, willing and able to discharge its obligations under this Agreement, acquires substantially all of NEON Optica's business within the geographic area of such assignment including substantially all of the assets used in such business, and agrees to be bound directly and fully by all of the terms and conditions of this Agreement.

35.2 CHANGE OF CONTROL. Any change of control of NEON Optica shall be deemed an assignment if a new person or entity other than an affiliate (as defined in Section 16.1), directly or indirectly, acquires 50% or more of the voting stock of NEON Optica in one or more connected transactions, except that this Section
35.2 shall not apply to (i) any transaction consummated within 30 days of February 27, 1998 involving Applied Telecommunications Technologies, Inc. or
(ii) any other acquiror of any equity interest in NEON Optica, if such other acquiror was introduced to NEON Optica by Applied Telecommunications Technologies, Inc., or if Applied Telecommunications Technologies, Inc. was acting as an advisor for such other acquiror.

35.3 NU'S RIGHT TO PLEDGE AGREEMENT AND TRANSFER PROPERTY. NU shall be free to mortgage, pledge, or otherwise assign its interests under this Agreement to any Third Party in connection with any borrowing or other financing activity of NU provided that such assignment shall not limit or otherwise affect NU's obligations under this Agreement. Any transfer of property of NU included in or subject to this Agreement may be made by NU provided the person acquiring such property takes it subject to this Agreement.

35.4 NEON OPTICA'S RIGHT TO PLEDGE AGREEMENT AND LEASE FIBERS. NEON Optica shall be free to mortgage, pledge or otherwise assign its interest under this Agreement to any Third Party in connection with any borrowing or other financing activity (including that contemplated by Section 20) of NEON Optica provided that such assignment shall not limit or otherwise affect NEON Optica's obligations under this Agreement. Nothing in this Section 35 shall limit or apply to NEON Optica's right to IRU, lease or sublease fibers of which it has the use under this Agreement to Third Parties in the normal course of NEON Optica's business.

35.5 RIGHT TO ASSIGN. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns where permitted by this Agreement or where an assignment occurs by operation of law.

36. APPROVALS, PERMITS, AND CONSENTS

36.1 NEON OPTICA'S OBLIGATIONS. During the term of this Agreement, NEON Optica at its sole cost and expense shall obtain and maintain any and all necessary permits, licenses, franchises and approvals that may be required by federal, state or local law, regulation or ordinance, and shall continuously comply with all such laws, regulations or ordinances as may now or in the future be applicable to NEON Optica's use and operation of the Cable. If NEON Optica or any permitted assignee shall at any time fail to maintain such approvals, NU may terminate this Agreement without any liability or obligation to NEON Optica pursuant to Section 21.3(iv).

36.2 OPINION. Within 90 days of February 27,1998, NEON Optica shall provide NU with an opinion of counsel, in form and substance satisfactory to NU, stating NEON Optica's compliance with the provisions of law applicable to NEON Optica's use of the Cable and its obligations under this Agreement.

36.3 NU'S OBLIGATIONS. During the term of this Agreement, NU shall, at its Actual Cost to be paid by NEON Optica, obtain all approvals and consents that may be required from all federal, state, and local authorities regarding all or any portion of the Cable installation or replacement upon the Route Segments subject to such jurisdiction. Legal counsel used for this purpose shall be selected by NU following consultation with NEON Optica.

37. NOTICES

37.1 FORM AND ADDRESS. All notices authorized or required by this Agreement shall be given in writing and delivered to the following addresses, which may change from time to time by such notice to either party, which addresses shall also serve as the addresses for the delivery of any amounts due and payable hereunder:

If to NU:

        Manager - Real Estate & Land Planning Northeast Utilities
        Service Company 107 Selden Street
        Berlin, CT 06037

        With a copy to:

                Director - Transmission Engineering Northeast Utilities Service Company 107 Selden Street
                Berlin, CT 06037

        And a copy to:

                General Counsel
                Northeast Utilities Service Company
                107 Selden Street
                Berlin, CT 06037

If to NEON Optica:

                NEON Optica, Inc.
                2200 West Park Drive Suite 200
                Westborough, MA 01581
                Attention: Contract Administration

                             With a copy to:

                NEON Optica, Inc.
                2200 West Park Drive Suite 200
                Westborough, MA 01581
                Attention: General Counsel

37.2 HOW SENT. Each notice, demand, request, report approval or communication which shall be mailed in the manner described above, or delivered by hand or an insured overnight courier, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee, with the return receipt or the delivery receipt being deemed conclusive evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

37.3 DAMAGE NOTIFICATION. In the event that the Cable is damaged for any reason, the party discovering such damage shall notify the other party of said damage by telephone at:

        for NU (860) 665-6000 or (800) 286-5000 extension 6000 for
        NEON Optica (877) 789-6366.

These are 24 hour, 7 day per week emergency notification numbers. Calls shall be directed to the Supervisor on Duty, and the caller should be able to provide the following information:

                  1.      Name of company making report;
                  2.      Location reporting problem;
                  3.      Name of contact person reporting problem;
                  4.      Telephone number to call back with progress report;
                  5. Description of the problem in as much detail as possible;
                  6.      Time and date the problem occurred or began; and
                  7. If appropriate, a statement that "This is an emergency" and that a problem presents a jeopardy situation to the physical plant of NU or NEON Optica, as the case may be.

38. DISPUTE RESOLUTION

38.1 ARBITRATION. If any question shall arise in regard to the interpretation of any provision of this Agreement or as to the rights or obligations of the parties hereunder, the question shall be referred to the respective Program Managers who shall deliberate such questions for not more than 15 days. If a resolution is not forthcoming within said period the matter will be referred to a senior executive designated by each party who shall, within 30 days of the request of the party invoking these dispute resolution procedures, meet with each other to negotiate and attempt to resolve such question in good faith. Such senior executives may, if they so desire, consult outside experts for assistance in arriving at such a resolution. In the event that the resolution is not achieved within 30 days after such a request, then the question shall be finally resolved by the award of arbitrators (all of whom shall be arbitrators certified by the American Arbitration Association) named as follows:

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

              (i) the party sharing one side of the dispute shall name an arbitrator and give written notice thereof to the party sharing the other side of the dispute;

              (ii) the party sharing the other side of the dispute shall, within 14 days of receipt of such written notice, name an arbitrator; and

              (iii) the arbitrator so named shall within 15 days after the naming the latter of them, select an additional arbitrator. If such additional arbitrator is not selected within fifteen (15) days of the appointment of the latter of the arbitrators the party sharing either side of the dispute may seek to appoint such third arbitrator by applying to the American Arbitration Association. The arbitrators shall proceed promptly to hear and determine the matter in controversy. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall be instructed that their decision must be made within 45 days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances.

38.2 AWARD; COSTS. The decision of the arbitrators shall be in writing and signed by the arbitrators or a majority of them and shall be final and binding on the parties, and the parties shall abide by the decision and perform the terms and conditions thereof. Unless otherwise determined by the arbitrators, the fees and expenses of the arbitration shall be borne by the party losing in these dispute resolution procedures, or if no party prevails in full, as allocated by the arbitrators based on the relative merits of the parties positions. Judgment upon the award rendered may be in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. All arbitration shall be conducted in Worchester, Massachusetts.

39. EXERCISE OF RIGHTS

39.1 NO WAIVER. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder and no course of dealing between the parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

39.2 NEON OPTICA'S SELF HELP RIGHTS. In the event NU shall default or in any manner fail to perform any of its maintenance obligations hereunder and such failure shall continue for twenty (20) days after written notice from NEON Optica, then, unless such failure is the result of a Force Majeure Event, NEON Optica shall have the right, but not the obligation, so long as such failure continues, to perform such obligations of NU in accordance with the relevant provisions of this Agreement, provided that NEON Optica shall only use properly qualified and licensed personnel to perform such maintenance, shall proceed in accordance with all applicable laws, codes and regulations, and shall provide advance written notice prior to entering NU's property.

40. ADDITIONAL ACTIONS AND DOCUMENTS

40.1 FURTHER ACTIONS. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use its best effort to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether at or after the execution of this Agreement.

41. SURVIVAL

41.1 SURVIVAL. It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

42. HEADINGS

42.1 HEADINGS. Article headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

43. INCORPORATION OF EXHIBITS

43.1 EXHIBITS. The Exhibits referenced in and attached to this Agreement shall be deemed an integral part hereof to the same extent as if written at length herein.

44. COUNTERPARTS

44.1 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of or on behalf of each party appear on each counterpart; but it shall be sufficient that the signature of or on behalf of each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of or on behalf of all of the parties.

45. APPLICABLE LAW

45.1 JURISDICTION. This Agreement shall be construed under and in accordance with the laws of the State of Connecticut.

46. PRIOR AGREEMENTS

46.1 ENTIRE AGREEMENT. This Agreement supersedes all prior or contemporaneous proposals, communications and negotiations, either oral or written, relating to the rights, obligations, or performance of this Agreement, the 1994 Agreement, Prior Agreement, Phase 2 Agreement by the parties hereto, and, as such, constitutes the complete and entire agreement of the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Witnessed by:                            Northeast Utilities Service Company

                                         By:
----------------------------------           -----------------------------------
                                               Name:
                                               Title:

                                         The Connecticut Light and Power Company

                                         By:
----------------------------------           -----------------------------------
                                               Name:
                                               Title:

                                         Western Massachusetts Electric Company

                                         By:
----------------------------------           -----------------------------------
                                               Name:
                                               Title:

                                         Public Service Company of New Hampshire

                                         By:
----------------------------------           -----------------------------------
                                               Name:
                                               Title:

                                         NEON Optica, Inc., as Successor
                                         in Interest to NECOM LLC

                                         By:
----------------------------------           -----------------------------------
                                               Name:
                                               Title:

                                  EXHIBIT 3.30
                               FIBER ROUTE LISTING
                               -------------------

                                  EXHIBIT 3.31
                                 SPECIFICATIONS
                                 --------------

                                   EXHIBIT 5.3
                                NETWORK EXPANSION
                                -----------------

                                  EXHIBIT 10.1
                                   MAINTENANCE
                                   -----------

                                  EXHIBIT 11.1
                             REQUEST FOR RELOCATION
                             ----------------------

                                   EXHIBIT 28
                                EXEMPT PROSPECTS
                                ----------------

                                       39